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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 4, 2000
                                                          --------------

                                  PDK LABS INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               NEW YORK            0-19121            11-2590436
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             (STATE OR OTHER     (COMMISSION        (IRS EMPLOYER
             JURISDICTION OF      FILE NUMBER)   IDENTIFICATION NO.)
             FORMATION)



                     145 RICEFIELD LANE, HAUPPAUGE, NY    11788
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               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (516) 273-2630
                                                           --------------


          -------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGES SINCE LAST REPORT)


          -------------------------------------------------------------


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ITEM 5.  OTHER EVENTS.


         On August 3, 2000, an Agreement and Plan of Merger (the "Merger Agreement") was executed by and among PDK Acquisition Corp. ("PDK Acquisition"), a company owned by Reginald Spinello, the Company's Chief Executive Officer, Chairman of the Board and owner of approximately 22.3% of the common stock of the Company, Karine Hollander, a director of the Company and its Chief Financial Officer, and Raveendra Nandigam (the group together owning 29% of the common stock of the Company) and PDK Labs Inc. ("PDK").

         The Merger Agreement provides for the payment of $5.00 for each outstanding share of the Company's common stock and $8.00 (plus accrued and unpaid dividends) for each outstanding share of Preferred Stock, excluding shares held by PDK Acquisition and its affiliates. Under the terms and subject to the satisfaction of certain conditions contained in the Merger Agreement, it is anticipated that PDK Acquisition will merge with and into PDK (the "Merger") and that PDK will be the surviving entity.

         The Merger Agreement has been approved by a special committee of the Company's Board of Directors consisting of a director who is not affiliated with PDK Acquisition, and by the Company's Board of Directors. The closing of the merger is subject to the approval of the Company's stockholders, receipt of $10 million in financing by PDK Acquisition and other customary conditions. The Company anticipates that the closing of the proposed transaction will occur during the fourth quarter of this year.


 (c)     Exhibits.
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(i) Agreement and Plan of Merger dated as of August 3, 2000 by and among PDK
Acquisition Corp. and PDK Labs Inc.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.


                                                 PDK LABS INC.



                                            By:  /s/ Reginald Spinello
                                                 ------------------------------
                                                 Name:   Reginald Spinello
                                                 Title:  President


Dated:  August 7, 2000